Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
Feb. 1, 2007

Tellabs to hold 2007 Annual Meeting of Stockholders on April 26

Board authorizes extension of share repurchase plan

Naperville, Ill. — Tellabs will hold its 2007 Annual Meeting of Stockholders on April 26, 2007, at 2 p.m. Central time at The Abbington in Glen Ellyn, Ill. Directors up for re-election are Linda Beck, Michael J. Birck, Fred A. Krehbiel and Krish A. Prabhu. Only stockholders of record as of Feb. 28, 2007, the record date for the annual meeting, will be eligible to vote at the annual meeting or by proxy.

Share Repurchase Extension Authorized — The Tellabs Board of Directors has authorized a one-year extension of its share repurchase program originally authorized in January 2006 under Rule 10b5-1 of the Securities and Exchange Act of 1934. Under this plan, the company uses cash generated by employee stock-option exercises (other than those of company officers and the Board of Directors) to repurchase stock.

The Rule 10b5-1 share repurchase plan is in addition to approximately $197 million worth of shares that remain available for repurchase under the $300 million share repurchase program announced on July 31, 2006. During 2006 Tellabs purchased 22 million shares for $272.5 million. Since repurchases began in 2005, the company has purchased about 46 million shares for $465 million. No assurance is given as to the amount of repurchases to be made or the actual purchase prices.

Tellabs’ cash and cash equivalents and marketable securities totaled more than $1.3 billion at the end of 2006.

Simultaneous Webcast — Internet users can hear a simultaneous webcast of the Tellabs annual meeting at 2 p.m. Central time on April 26 at www.tellabs.com; click on the webcast icon.

About Tellabs — Tellabs advances telecommunications networks to meet the evolving needs of users. Solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Ranked among the BusinessWeek InfoTech 100, Tellabs (NASDAQ: TLAB) is part of the NASDAQ-100 Index, NASDAQ Global Select Market and the S&P 500. www.tellabs.com

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MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.